EXHIBIT 99.1

PureDepth Names John R. Stringer
to Board of Directors

PR Contact:	Investor Relations Contact:
Zac Rivera	Ashton Partners
zrivera@maloneyfox.com	investorrelations@puredepth.com
646-356-831	650-361-0480

Redwood Shores, CA – November 5, 2007– PureDepth™, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLD™) technology, today announced that John R. Stringer has been named to the company’s Board of Directors.

Since 2005, Mr. Stringer has served as an executive consultant at Venture Consulting, a Saratoga, Calif.-based management consulting firm working with investors, start-up enterprises and established corporations. Prior to establishing Venture Consulting, Mr. Stringer was Chairman, Chief Executive Officer and President of Wyse Technology, the global leader of thin-client computer network terminals and general purpose display terminals. He also served as Executive Vice President and General Manager of Wyse Technology prior to being named CEO. Earlier in his career, Mr. Stringer was a co-founding executive of Network Associations, NAI, where he served as Executive Vice President and General Manager.

“John’s long track record working with display terminals and computer networks makes him a great addition to our board as we work with our partners to bring PureDepth’s MLD technology to market,” said PureDepth CEO Thomas L. Marcus. “We’re excited to have him join the team.”

“The company’s recent agreements with Samsung, Sanyo and International Game Technology show that some of the biggest names in their respective industries are taking notice. I’m excited to work with Tom and the board to represent PureDepth’s shareholders and provide insight to help take this company to the next level.”

MLD technology brings real depth perception to display devices of any size by layering multiple LCD screens on top of each other and removing interference with an interstitial component.

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology.  Backed by 49 approved patents and over 80 pending patents worldwide, this breakthrough in visualization is the first display technology that provides Actual Depth™. The Company has a worldwide licensing agreement with Samsung Electronics Corporation (KSE:005930) (LSE: SMSN), a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace.  Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate.  Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.
PureDepth™, MLD™ and Actual Depth™ are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.

R&D – New Zealand Headquarters Unit H, Morrin Court, 24 Morrin Road, Panmure, Auckland, 1072, New Zealand Ph: +64.9.576.5134 Fx: +64.9.576. 5136	www.puredepth.com	Sales & Marketing - Global Headquarters 255 Shoreline Drive Suite # 610 Redwood City, CA 94065 USA Ph: +1.650.632.0800 Fx: +1.650.632.0881